UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11.

☐	Fee paid previously with preliminary materials.

ASA GOLD AND PRECIOUS METALS, LIMITED

(NYSE: ASA)

April 8, 2024

Dear Fellow Shareholder:

The ASA Annual General Meeting is less than three weeks away. The meeting will be held on April 26. As you are likely aware, Saba, a dissident shareholder, has commenced a proxy fight to remove ASA’s current directors and replace them with Saba’s handpicked nominees who have zero experience in the gold, minerals, and mining industry. Accordingly, shareholders will vote at the meeting to determine control of ASA’s Board. It is important that you vote FOR the election of each of the ASA director nominees using the WHITE proxy card.

I have been actively updating you about Saba’s misleading statements. It is important to know that Saba’s nominees, if elected, will only serve Saba's short-term interests.

Commitment to Share Holder Value

In the face of the proxy contest, we’ve taken steps to directly benefit you. We’ve increased our semi-annual distribution to $0.02 per share, and Merk Investments has agreed to an additional 0.05% fee waiver over the next 12 months on assets between $100 million and $300 million. This new waiver is in addition to Merk's existing policy of waiving 0.05% of fees on assets over $300 million and an extra 0.10% on assets over $500 million, which has already saved investors over $155,000 through March 2024.

Your immediate action is required: please vote FOR each of the ASA director nominees by signing, dating, and returning the WHITE proxy card in the enclosed pre-paid envelope or vote online as per the instructions on the card. You should NOT vote using any Gold proxy card sent by Saba as doing so will cancel your vote on the WHITE card.

If you have questions regarding the shareholder meeting or need assistance in voting, please contact our proxy solicitor, Morrow Sodali Fund Solutions, at 1-888-339-9243.

Sincerely,

Axel Merk
Chief Operating Officer